UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BODY AND MIND INC.
(Name of Registrant as Specified In Its Charter)

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BODY AND MIND INC.

Suite 750, 1095 West Pender Street, Vancouver, British Columbia, Canada V6E 2M6

This supplement provides updated and supplemental information with respect to the Annual Meeting of Stockholders (the “Annual Meeting”) of Body and Mind Inc. (the "Company"), to be held on February 17, 2021, at 10:00 a.m. Pacific time. This updated and supplemental information should be read in conjunction with the Notice of Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) for the Annual Meeting made available on or about December 31, 2020.

January 25, 2021

Dear Fellow Stockholder:

Election of Directors

We are deeply saddened to inform you that David Wenger passed away unexpectedly. Mr. Wenger had served as a director since 2019. We wish to express our gratitude and appreciation for Mr. Wenger’s service to the Company and its shareholders, and we send our condolences to Mr. Wenger’s family and friends.

Mr. Wenger was a nominee standing for re-election to the Board of Directors at the Annual Meeting. Due to the unexpected nature of Mr. Wenger’s death and the limited time until the Annual Meeting, the Board of Directors has not designated a substitute nominee for Mr. Wenger. The four other director nominees named in the Proxy Statement –Michael Mills, Stephen ‘Trip’ Hoffman, Dong Shim and Brent Reuter– will continue to stand for re-election at the Annual Meeting. The Board of Directors intends to make a determination regarding the vacancy resulting from Mr. Wenger’s death, as well as any changes to the composition of its committees, in due course after the Annual Meeting.

If you have already voted your shares by proxy, your shares will be voted as specified in your prior proxy vote with respect to the remaining nominees, unless you choose to revoke or change your proxy using the methods described in the Proxy Statement.

If you have not already voted your shares, you may do so by returning your proxy card or voting instruction form, to the extent you received hard copies of the proxy materials, or by voting over the telephone or the Internet, and your vote with respect to nominees for election as directors will be counted accordingly (other than votes with respect to Mr. Wenger, which will be disregarded).

The Board of Directors continues to recommend that you vote FOR the election to the Board of Directors of each of the four remaining nominees named above.

Yours truly,

/s/ Michael Mills

President and Chief Executive Officer

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